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                                                                   EXHIBIT 10.20
June 18, 1996

VIA FAX:  901-759-5828

Ned Druehl
6898 Tangleberry Cove
Memphis, TN 38119

Dear Mr. Druehl:

This is to confirm our understanding of an employment package with MagiNet Corporation. Our desire is to work with a small team of highly qualified and motivated individuals who are interested in applying their expertise and dedication to drive MagiNet's rapid growth.

Your title will be Chief Operating Officer and you will report directly to Ken Hamlet. You will be responsible for all Operations including, country managers, materials, manufacturing, traffic, installations, customer support and programming administration, and such other responsibilities as may be assigned from time to time.

Your initial salary will be $12,917.00 per month, payable on the first and fifteenth. In addition you will be eligible for a special 33% bonus of your annual salary. Your bonus will be based on the performance objectives of your job, to be mutually agreed upon within 30 days of your start date, and on MagiNet's overall Corporate performance against the board approved 1996 plan.

You will be entitled to MagiNet's standard vacation, holiday, 401 (K), medical, dental, LTD and life insurance programs.

The company will assist you in your actual relocation cost up to a maximum of $30,000. All moving expenses are to be submitted via the normal expense reimbursement forms. In addition, we agreed to pay for temporary housing for a period up to 30 days.

MagiNet will pay for reasonable round trip airline tickets (up to 6) from Memphis to the San Francisco Bay area.

Subject to approval of the Board of Directors of MagiNet, and in compliance with all applicable federal and state securities laws, you will be granted an option to purchase 150,000 shares of Common Stock at a per-share - price set by the Board of Directors of MagiNet. Specific terms and conditions will be included in a definitive stock option agreement and will include your right to purchase your shares without risk of forfeiture according to a vesting schedule which will provide for one-fourth of your option shares to vest 12 months after your date of employment, and thereafter 1/48th of your option shares each month for the next 36 months.



















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You agree to execute the Company's Confidential Information and Inventions
Assignment Agreement providing for your protection of the Company's trade secrets and proprietary information. You must also provide information regarding your permanent right to work in the US according to federal government regulations.

We are very excited to have you join our team. If you concur with this offer, please confirm your acceptance by returning a signed copy of this letter to me not later than June 20, 1996. We would like your start date to be no later than July 15, 1996 and sooner if possible for you.




Sincerely,

/s/ Sheryle Harrah
Sheryle Harrah for

Kenneth B. Hamlet
Chief Executive Officer
and President



ACCEPTED:
/s/ Ned Druehl
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Ned Druehl

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Date